1 February 11, 2022 Dear Brian: Re: Employment Agreement — Mutual Termination As currently in effect, your Employment Agreement, dated November 3, 2004, with Triton International Limited (the “Company”), is scheduled to expire on November 3, 2022. Consistent with executive compensation actions taken by many other companies, the Company has decided to cease the use of employment agreements for executive officers. You and the Company hereby mutually agree to terminate the Employment Agreement effective as of February 11, 2022. You will continue to be employed as the Chief Executive Officer of the Company on an at-will basis. The termination of the Employment Agreement will not result in a termination of your employment with the Company, and will not be grounds for your resignation of employment for Good Reason, and you will not be entitled to any payments or benefits under the Employment Agreement as a result of the termination of the Employment Agreement. It is understood that the severance benefits previously provided to you under the Employment Agreement will be superseded by your participation in the Triton International Limited Executive Severance Plan (the “Plan”) in the event of a qualifying termination under the Plan. Sincerely, /s/Chelsea Hogan Name: Chelsea Hogan Title: Senior Vice President, Chief Human Resources Officer AGREED AND ACCEPTED /s/Brian M. Sondey Name: Brian M. Sondey Exhibit 10.2